UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

EXELIS INC.

(Exact name of registrant as specified in its charter)

Indiana	001-35228	45-2083813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1700 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

(703) 790-6300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On May 4, 2015, Exelis Inc. (“Exelis”) received a notice required by Section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974, as amended, regarding a potential blackout period under the Exelis Retirement Savings Plan (“RSP”). The potential blackout period for the RSP would be implemented in connection with the anticipated closing of the previously announced merger with Harris Corporation (“Harris”), in accordance with the Agreement and Plan of Merger, dated as of February 5, 2015, by and among Exelis, Harris and Harris Communication Solutions (Indiana), Inc. The blackout period may be necessary to ensure that all transactions in Exelis common stock in the Exelis Stock Fund under the RSP are fully completed before the effective time of the merger and so that, after the effective time of the merger, the administrator of the RSP can process the exchange of Exelis common stock for Harris common stock and cash.

RSP participants have been advised that if the merger transaction is completed as expected (the date of the closing of Harris’ acquisition of Exelis, hereafter referred to as the “Transaction Date”), the Exelis Stock Fund will no longer be available for RSP investments related to Exelis common stock (or, subsequent to the merger, Harris common stock) after 4:00 p.m. Eastern Time on the day immediately preceding the Transaction Date, and that as of the Transaction Date, the Exelis Stock Fund will be renamed the Harris Stock Fund. During the blackout, RSP participants could be temporarily unable to contribute to, diversify investments in, obtain a loan from or receive a distribution from the RSP, including the Exelis Stock Fund. Although it is not anticipated at this time that there will be a temporary blackout period, it is possible that one will occur.

It is currently anticipated that the merger will close in June 2015, subject to customary closing conditions, including regulatory approvals. Because the actual closing date of the merger is not known at this time, Exelis is unable to determine the exact dates for the potential blackout period.

The potential blackout period is currently expected to end within one week following the Transaction Date, but could end later (for example: (1) if the Transaction Date occurs during the week of May 31, 2015, the potential blackout period would be expected to end during the week of June 7, 2015; (2) if the Transaction Date occurs during the week of June 7, 2015, the potential blackout period would be expected to end during the week of June 14, 2015; and (3) if the Transaction Date occurs during the week of June 14, 2015, the potential blackout period would be expected to end during the week of June 21, 2015). Because the RSP includes the Exelis Stock Fund as an investment option, on May 8, 2015, in accordance with Section 306 of The Sarbanes-Oxley Act of 2002 and Rule 104 under Securities and Exchange Commission Regulation BTR, Exelis sent a separate notice (the “Insider Notice”) to its directors and executive officers notifying them of the potential blackout period.

During the potential blackout period and for a period of two years after the end date thereof, a security holder or other interested person may obtain, without charge, information regarding the blackout period, including the actual beginning and end dates of the blackout period. This information is available (1) prior to the closing of the merger by contacting Ann Davidson, Senior Vice President, Chief Legal Officer and Corporate Secretary at Exelis Inc. at 1650 Tysons Boulevard, Suite 1700, McLean, Virginia 22102 or via telephone at 703.790.6333 and (2) after the closing of the merger by contacting Scott T. Mikuen, Senior Vice President, General Counsel & Secretary at Harris Corporation at 1025 West NASA Boulevard, Melbourne, Florida 32919 or via telephone at 321.727.9100.

A copy of the Insider Notice sent to Exelis’ directors and executive officers is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Blackout Notice to Exelis Inc. Directors and Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIS INC.

Date: May 8, 2015	By:	/s/ Kathleen S. Stolar
Kathleen S. Stolar

	Its:	Assistant Secretary
(Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Blackout Notice to Exelis Inc. Directors and Executive Officers